RiT TECHNOLOGIES REPORTS
FINANCIAL RESULTS FOR Q1 2005: RETURN TO PROFITABILITY

--Revenues Reach $6.6M, Highest in 3 Years With Near-Record 55% Gross Margins,
Profit of $0.02 Per Share --

-- Liam Galin, RiT’s President & CEO Since 2000, Steps Down; Doron Zinger Named New President & CEO –

Tel Aviv, Israel – April 20, 2005 – RiT Technologies (NASDAQ: RITT), the pioneer and world-leading provider of intelligent physical layer solutions, today announced financial results for the first quarter ended March 31, 2005.

Revenues for the first quarter of 2005 were $6,607,000, an increase of 51% compared with $4,384,000 for the first quarter of 2004 and 17% compared with $5,651,000 for the fourth quarter of 2004. Gross margin for the quarter was 55%, the second highest ever posted by the Company. The Company recorded net income of $241,000, or $0.02 per basic and diluted share, returning to profitability after three years of losses. This compared with a net loss of ($885,000), or ($0.10) per basic and diluted share, for the first quarter of 2004, and ($193,000), or ($0.01) per basic and diluted share, for the fourth quarter of 2004.

“The combination of our strongest revenues in three years, strong Carrier sales and the lean cost structure achieved through our successful turnaround efforts has enabled us to deliver one of the highest gross margins in the Company’s history and to return it to profitability ahead of schedule,” said Liam Galin, President and CEO. “These results are a testament to the growing momentum of our business, with demand rising steadily for both our flagship products – the PatchView IPLMS (Intelligent Physical Layer Management Solution) for Enterprise customers, and PairView/PairQ for Carriers. With shipments of these larger average sales scheduled over several quarters, together with a promising pipeline of potential sales, we continue to have visibility regarding our sales for the next few quarters. As such, we are able to offer guidance of over 35% year-over-year revenue growth for 2005 with continued solid profitability.”

In parallel, the Board of Directors today announced that Mr. Galin will be stepping down from his position as President and CEO effective May 31st and will continue to advise the Company as a member of its Board of Directors. It has named Doron Zinger, a seasoned professional with a two-decade track record of successfully building and managing Israeli hi-tech companies, to become RiT’s new President and CEO. For full details, please refer to a press release issued today, April 20, 2005.

Mr. Galin continued, “Having implemented the turnaround plan, RiT is ready to move to the next stage. I am proud of the Company’s accomplishments during the past three difficult years and confident to hand over the reigns to Doron, a professional with extensive company-building experience, who will be able to leverage RiT’s strengths to achieve accelerated growth. With a great team, exceptional products and a receptive market, I believe in the future of RiT and look forward to contributing to its future from my position as a Director.”

The Company will host a conference call to discuss these results on Wednesday, April 20th, at 10:00 A.M. Eastern Time/ 17:00 Israel time. To participate, please call
+1-866–860-9642 from the US (toll free), or +972-3-918-0610 International. A replay of the call will be available beginning at 12 noon ET on the day of the call for 14 days by calling
+1-866-276-1002 from the US (toll free), or  +972-3-925-5940 from the rest of the world.

The company has also arranged for a simultaneous Webcast of the conference call. To listen to it, please log-in about 5-10 minutes prior to the start of the call as follows:

    Live RealPlayer:

   http://phx.corporate-ir.net/playerlink.zhtml?c=119890&s=real&e=1053017

   Live Windows Media:

   http://phx.corporate-ir.net/playerlink.zhtml?c=119890&s=wm&e=1053017

The call also will be archived for replay for 14 days at the same url address.

About RiT Technologies

RiT is a leading provider of physical network infrastructure control and management solutions. Deployed in the networks of many of the world's largest carriers and enterprises, its pioneering, fast-ROI products have proven their ability to simplify service deployment and provisioning, enhance troubleshooting accuracy, reduce infrastructure maintenance costs, enhance physical layer security and enable cost-effective service qualification and verification.

RiT is a member of the RAD group, a world leader in communications solutions. For more information, please visit our website: www.rittech.com

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risk detailed from time to time in the Company’s filings with the Securities Exchange Commission.

COMPANY

Simona Green

CONTACT:

VP Finance

+972-3-766-4249

simonag@rit.co.il

RiT TECHNOLOGIES LTD.
CONSOLIDATED STATEMENT OF OPERATIONS (U.S GAAP)
(U.S dollars in thousands, except per share data)

	For the three months ended March 31,

	2005	2004
	U.S. $	U.S. $
	(unaudited)	(unaudited)

Sales	6,607	4,384
Cost of sales	3,002	2,504
Gross profit	3,605	1,880

Operating cost and expenses:
Research and development:
Research and development, gross	1,135	905
Less - royalty-bearing participation	119	56
Research and development, net	1,016	849

Sales and marketing	1,876	1,584
General and administrative	535	337
Total operating expenses	3,427	2,770

Operating income (loss)	178	(890)
Financial income, net	63	5

Income (loss) for the period	241	(885)

Basic earnings (loss) per share	0.02	(0.10)
Fully diluted earnings (loss) per share	0.02	(0.10)

Basic weighted average number of shares	14,168,096	8,910,352
Fully diluted weighted average number of shares	15,327,770	8,910,352

RiT TECHNOLOGIES LTD.
CONSOLIDATED BALANCE SHEET (U.S GAAP)
(U.S dollars in thousands)

	March 31, 2005	December 31, 2004
	(unaudited)	(audited)
Assets
Current Assets
Cash and cash equivalents	8,167	7,773
Marketable securities	522	531
Trade, net	5,879	4,376
Other	957	1,016
Inventories	6,666	6,548
Total Current Assets	22,191	20,244

Property and Equipment
Cost	3,543	3,458
Less - accumulated depreciation	3,094	3,048
	449	410
Assets held for severance benefits	1,573	1,578
Total Assets	24,213	22,232

Liabilities and Shareholders' Equity
Current Liabilities
Short-term bank credits	-	2,467
Trade payables	3,891	4,871
Other	2,739	2,425
Deferred revenues	4,345	-
Total Current Liabilities	10,975	9,763

Long-term Liabilities
Liability for employees severance benefits	2,097	2,069
Total Long-term Liabilities	2,097	2,069
Total Liabilities	13,072	11,832

Shareholders' Equity
Share capital	380	374
Additional paid-in capital	31,114	30,610
Accumulated other comprehensive income	(24)	(14)
Treasury stocks	(27)	(27)
Accumulated deficit	(20,302)	(20,543)
Total Shareholders' Equity	11,141	10,400
Total Liabilities and Shareholders' Equity	24,213	22,232